UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 1, 2016

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2016, Janus Capital Group Inc. (“JCG” or the “Company”) announced that effective April 1, 2016, Enrique Chang has been promoted to the position of President, Head of Investments. In addition to his existing responsibilities, beginning on April 1, 2016, Mr. Chang also began overseeing the Company’s Fundamental and Macros Fixed Income investment teams. Mr. Chang, age 53, joined the Company in September 2013 as its Chief Investment Officer, Equities and Asset Allocation. In that role, Mr. Chang leads the Janus Equity and Asset Allocation investment teams, and the investment risk management team. Mr. Chang also serves as a Portfolio Manager on the Janus Global Allocation strategies.

Mr. Chang previously served as chief investment officer (“CIO”) and executive vice president for American Century Investments, an asset management firm. Mr. Chang joined American Century in 2006 and was named CIO in January 2007. In that capacity, he oversaw more than 150 investment professionals, including portfolio managers, analysts, and traders. He was also a member of that firm’s Asset Allocation Committee and Investment Management Senior Leadership Team. Prior to joining American Century, Mr. Chang was president and chief investment officer for Munder Capital Management, an asset management firm.

All executive officers are elected annually by, and serve at the discretion of, JCG’s Board of Directors.

Personnel at Perkins Investment Management and INTECH Investment Management, both subsidiaries of the Company, will continue to report into their respective leadership teams as they have historically.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: April 1, 2016	By:	/s/ David W. Grawemeyer
Executive Vice President,
General Counsel and Secretary